EMPLOYEE RESIGNATION AND RELEASE AGREEMENT

             This Employee Resignation and Release agreement ("Agreement"), entered into by and between Badger Paper Mills ("Badger") and Claude L. Van Hefty ("Mr. Van Hefty") on this 12th day of March, 1998.

                1. Except as otherwise expressly provided herein, this Agreement shall replace and thereby cancel and supersede any other employment agreement and all obligations of either party arising thereunder.

                2. Mr. Van Hefty's employment with Badger, status as an officer, and his membership on the Board of Directors shall terminate effective the 13th day of March, 1998.

                3. Badger agrees to pay (less withholding required by law), those items listed and payable in accordance with Exhibit A. The payments outlined in this paragraph and Exhibit A represent all financial obligations from Badger to Mr. Van Hefty, including without limitation accrued wages, commissions, vacation, severance and any other form of compensation or benefits (and any exceptions to the foregoing). Notwithstanding any other provision of this Agreement, Badger will provide Mr. Van Hefty his rights under state and federal law to insurance continuation and/or conversion.

                4. Mr. Van Hefty agrees that (except in connection with tax reporting, or other legal obligations or any legal action to enforce the terms of this Agreement) he will keep confidential the terms of this Agreement, all performance hereunder and all circumstances relating to his separation from employment with Badger.

                5. Mr. Van Hefty shall not disparage or portray in a negative light Badger, its shareholders, directors, officers, employees, or agents (past, present or future).

                6. Mr. Van Hefty agrees that he will assist Badger to ensure a smooth transition to employees or other individuals designated by Badger to assume his responsibilities and the details concerning the projects and assignments in which he is or was involved and cooperate with Badger to maintain the morale and productive working relationships of the employees and independent contractors of Badger. Mr. Van Hefty further agrees to continue to promote the best interest of Badger in communication with any third party.

                7. In addition to recognizing his ethical confidentiality obligations, Mr. Van Hefty agrees that he will not, without the prior written consent of the chairman, or other officer, of Badger, directly or indirectly disclose to any individual, corporation, or other entity, or use for his own or such another's benefit, any information, whether or not reduced to written or other tangible form, which:

                  a. is not generally known to the public or in the industry;

                  b. has been treated by Badger as confidential or proprietary; and

                  c. is of competitive advantage to Badger and in the confidentiality of which Badger or any of its parent, subsidiary or affiliated entities has a legally protectable interest;

   (such information being referred to in this paragraph as "Confidential Information"). Confidential Information which becomes generally known to the public or in the industry, or in the confidentiality of which Badger ceases to have a legally protectable interest, shall cease to be subject to the restrictions of this paragraph.

                8. Mr. Van Hefty represents that he has delivered to Badger all Badger property, including without limitation credit cards, keys, equipment, supplies, business records, reports, data, computer diskettes or files, drawings, operating procedures, specifications, agreements, customer lists or other materials or information acquired by him in the course of his employment by Badger.

                9. Mr. Van Hefty acknowledges that, for the breach of any of the covenants contained in Paragraphs 5 through 8, inclusive, Badger will suffer irreparable harm for which the remedy at law is inadequate, and that an injunction may be entered against him by any court having jurisdiction, restraining him from breaching or continuing the breach of this Agreement. Resort to such equitable relief, however, shall not be construed to be a waiver by Badger of any other rights or remedies that Badger may have for damages or otherwise.

                10. Mr. Van Hefty, on behalf of self, heirs, executors, attorneys administrators, successors and assigns, hereby fully and forever releases and discharges Badger and each of its related entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof ("released Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraint and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which has ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Mr. Van Hefty's recruitment, hiring, employment, or separation from employment, such as claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., 42 U.S.C. 1981, the federal and state (including, without limitation Wisconsin) statutes or common law, or claims for breach of contract for misrepresentation, negligence, invasion or privacy, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, infliction of emotional distress or any other tort under the common law of any state or for attorneys' fees.

             MR. VAN HEFTY SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS HE MAY HAVE AS OF THE DATE HE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. 621 ("ADEA").

             The following provisions are applicable to and made a part of this Agreement and the foregoing release and waivers:

             (i) Mr. Van Hefty does not release or waive any right or claim which he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, which arises after the date of execution of this Agreement.

             (ii) In exchange for this general release and waiver hereunder, Mr. Van Hefty hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under Badger policy or applicable law.

             (iii) Badger has previously advised, and does hereby expressly advise, Mr. Van Hefty to consult with an attorney of his choosing prior to executing this Agreement which contains a general release and waiver.

             (iv) Mr. Van Hefty has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Mr. Van Hefty has a further period of seven (7) days from such date in which to revoke said execution.

                11. To the maximum extent permitted by law, Mr. Van Hefty covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the Released Parties arising out of, in the course of, from or attributable to his employment by Badger or his separation from Badger. Mr. Van Hefty acknowledges and agrees that the release and covenant not to sue are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties. He understands and acknowledges the significance and consequences of this release and this Agreement.

                12. The provisions of this Agreement shall be construed in accordance with the laws of the State of Wisconsin. Mr. Van Hefty hereby submits to the jurisdiction of any court (state or federal) sitting in the County of Marinette, State of Wisconsin for the purpose of any lawsuit concerning the construction or enforcement of this Agreement and further agrees he will neither file nor seek to have any lawsuit removed or transferred to any other forum. In the event that any clause, paragraph, or subparagraph of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all portions of this Agreement shall be enforced to the maximum extent permitted by law.

                13. Mr. Van Hefty warrants and represents that he has neither made nor suffered to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above release or covenant not to sue and that he is the sole and absolute owner of all thereof and that he has not filed or suffered to be filed on his behalf any Claim, action, demand or other matter of any kind covered by the above release or covenant not to sue as of the date and time of the execution of this Agreement. Finally, Mr. Van Hefty warrants and represents that he knows of no other or further claim under any statute or common law, including without limitation the Workers' Compensation law, against Badger.

                14. Mr. Van Hefty agrees that neither this Agreement nor performance hereunder constitutes an admission by Badger of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

                15. Mr. Van Hefty acknowledges that he has read and fully understands this Agreement, that it fully reflects the entire agreement between the parties, that no representation or inducement has been made to him by or on behalf of Badger except as set forth herein, and that he KNOWINGLY and VOLUNTARILY enters into this Agreement.

             PLEASE READ CAREFULLY. THIS EMPLOYEE SEVERANCE AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.


   DATE:  June 2, 1998                     DATE:  May 5, 1998

   BADGER PAPER MILLS, INC.                CLAUDE L. VAN HEFTY


   By:  /s/ Thomas J. Kuber                /s/ Claude L. Van Hefty

   Thomas J. Kuber                         Claude L. Van Hefty
   Print Full Name                         Print Full Name

                   EMPLOYEE RESIGNATION AND RELEASE AGREEMENT
                                   (Continued)


                                    EXHIBIT A
                         PAYMENTS TO CLAUDE L. VAN HEFTY


             1. Badger shall make the following payments to Mr. Van Hefty until June 30, 2000. If Mr. Van Hefty dies prior to June 30, 2000, payments shall continue, as scheduled, to Mr. Van Hefty's estate.

                  a. Full salary ($14,583.33 per month) from April 1, 1998 through December 31, 1998; and

                  b. 50% salary ($7,291.66 per month) from January 1, 1999 through June 30, 2000.

             2. Badger shall pay the premiums due on the Hartford Life Insurance policies on Mr. Van Hefty's life for calendar year 1997 and the first quarter of 1998. (Calendar year 1997 = $18,000.00; first quarter 1998 = $4,500.00).

             3. Badger shall make the customary profit sharing contribution (4% of gross salary = $2,333.33) to Mr. Van Hefty's account for the first quarter of 1998.

             4. Mr. Van Hefty shall take assignment of ownership of the life insurance policies on his life, currently owned by Badger:

                  a.   Hartford Life Insurance Policy #U01547098
                       Annual premium:  $11,500.00

                  b.   Hartford Life Insurance Policy #U01540133
                       Annual premium:  $6,500.00

             5. Pursuant to earlier corporate resolution, Badger shall provide lifetime medical benefits to Mr. Van Hefty and his spouse.